CRAiLAR TECHNOLOGIES, INC. REPORTS FIRST QUARTER RESULTS

First Quarter Highlights:

  Commences production at acquired European production facility

  Shipped flax fiber to key customers

  Produced and shipped trial hemp quantities

  Adjusted EBITDA for Q1 was a loss of $1.3 million

Portland, Ore. (May 15, 2014) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCQB: CRLRF), which produces and markets CRAiLAR® Flax fiber, The Friendliest Fiber On The Planet™, today reported sales of $0.4 million and a net loss of $2.6 million or $0.05 per share for the first quarter ended March 29, 2014 which includes a non-cash derivative liability expense of $0.3 million or $0.01 per share and facility commissioning costs of $0.3 million or $0.01 per share. This compares with nil sales and a net loss of $3.2 million or $0.08 per share for the first quarter of 2013 that includes a non-cash inventory impairment charge of $0.4 million. The Company's Adjusted EBITDA for the quarter was a loss of $1.3 million, a reduction of $0.4 million from first quarter 2013's Adjusted EBITDA loss of $1.7 million. For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net loss, see non-GAAP Financial Measures below.

During the First Quarter, the Company began optimizing its European production facility purchased in December 2013 as it commenced production and shipped high quality CRAiLAR Flax fiber. The Company incurred $0.3 million of incremental costs to outsource certain production steps and to train new employees to boost the number of shifts. The Company also experienced production inefficiencies while the plant was undergoing modification. The additional outsourcing costs were viewed as an investment to satisfy initial customer demand. The necessary equipment to bring the CRAiLAR process in-house is expected to be operational by the end of the second quarter. Once installed and ramped up, this equipment is expected to eliminate outsourcing costs. Additional equipment to provide energy, chemical and labor savings is scheduled to be installed and operational by the end of the third quarter.

"The first quarter was an exciting period for CRAiLAR as we began filling customer orders with the best fiber we have ever produced." stated Kenneth C. Barker, Chief Executive Officer. "Customer feedback continues to be very positive; our customers are increasing the blend levels of CRAiLAR in their products; and we are receiving 2015 order forecasts in excess of our current capacity. We are also excited by the hemp opportunity, a great fiber for denim and durable fabric applications."

Barker continued, "While we are pleased with the fiber we are producing, we are anxious to complete commissioning our plant in order to achieve production efficiencies and develop feedstock sources to expand margin. Assuming the elimination of commissioning costs and excluding fixed plant expenses, our variable contribution margin for the first quarter was 17% despite the production inefficiencies experienced while construction was underway. We have a logical path to expand variable contribution margin and we look forward to updating investors in future quarters."

Cash and cash equivalents and investments at March 29, 2014 were $3.9 million up from $1.2 million at our fiscal year ended December 28, 2013. The increase in cash equivalents of $2.7 million resulted from $2.2 million of cash used in operations and $0.6 million of cash invested property and equipment offset by $5.2 million of cash from financing activities from a private placement of equity of $3.1 million and $2.1 million from the IKEA working capital and equipment financing loan.

The Company expects second quarter 2014 sales in excess of $1.0 million; more than double sales for the first quarter 2014. Capacity will be limited during the second quarter as equipment installation requires the interruption of production while the plant is being configured to optimize CRAiLAR production. The Company expects those modifications to be completed in the second quarter.

Non-GAAP Financial Measures

The table below reconciles net loss to Adjusted EBITDA for the periods presented (in thousands):

	Thirteen Weeks Ended
	March 29, 2014	March 30, 2013
	(in thousands)
Net Loss	$ (2,576)	$ (3,230)
Interest expense, net	541	312
Fair value adjustment derivative liabilities	262	(74)
Amortization and depreciation	128	294

EBITDA	(1,645)	(2,698)
Stock-based compensation	71	555
Facility commissioning expense	252
Impairment loss	-	396
Rent inducement expense	-	37

Adjusted EBITDA	$ (1,322)	$ (1,710)

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "EBITDA," which is a non-GAAP financial measure that consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) amortization of intangibles and impairment loss and (d) depreciation and amortization. "Adjusted EBITDA" further adjusts EBITDA to exclude share-based compensation expense, facility commissioning expense, non-cash write-downs of equipment and inventory and non-cash rent expense.

We believe that this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business and results of operations.

Our management uses Adjusted EBITDA as a measure of our Company's operating performance because it assists in comparing our operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating our capacity to fund capital expenditures and expand our business. We also believe that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of development stage companies. Additionally, we believe that lenders or potential lenders use Adjusted EBITDA to evaluate our ability to repay loans.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review our consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non- recurring.

Conference Call

A conference call to discuss the company's first quarter and year ended March 29, 2014 results is scheduled to begin at 2:00 pm Pacific Daylight Time (5:00 pm Eastern Daylight Time) on Thursday, May 15, 2014. Participants may access the call by dialing 877-407-4176 (North America) or 201-493-6780 (international), 5 to 10 minutes before the call and ask for the CRAiLAR Technologies Inc. First Quarter 2014 Conference Call. In addition, the call will be broadcast live over the Internet and accessible through website: http://public.viavid.com/index.php?id=106834. If you are unable to participate during the live call, an audio replay will be available until midnight on May 29, 2014 by dialing 877-870-5176 within the United States or 858-384-5517 for international callers, and entering pin number 13582446. A transcript will be available approximately 24 hours after the call on CRAiLAR's investor page.

About CRAiLAR Technologies Inc.

CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to IKEA, HanesBrands, Georgia-Pacific, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

CRAiLAR Technologies Inc.

(A Development Stage Company)
Consolidated Balance Sheets
(In US Dollars)
(Unaudited)
	March 29, 2014	December 28, 2013

ASSETS
Current
Cash and cash equivalents	$ 3,867,218	$ 1,193,365
Accounts receivable	785,218	223,105
Inventory	876,238	945,040
Prepaid expenses and deposits	451,568	290,872

	5,980,242	2,652,382

Deferred Debt Issuance Costs	1,333,895	1,442,023
Property and Equipment, net	17,650,131	17,240,012
Intangible Assets, net	157,604	155,545

	$ 25,121,872	$ 21,489,962

LIABILITIES
Current
Accounts payable	$ 2,711,204	$ 2,377,901
Accrued liabilities	2,677,731	2,342,153
Unearned revenue	239,226	247,655
Notes payable	532,036	476,614
Current portion of loans payable	615,088	634,486
Current portion of long term debt	60,467	-

	6,835,752	6,078,809

Deferred Income Tax Liability	198,869	199,131
Loans Payable	514,202	551,190
Long Term Debt	18,300,961	16,674,686

	25,849,784	23,503,816

STOCKHOLDERS' DEFICIT
Capital Stock
Authorized: 100,000,000 common shares without par value
Issued and outstanding : 50,679,097 common shares	38,100,356	34,889,370
(December 28, 2013 - 47,806,031)
Additional Paid-in Capital	10,004,951	9,934,322
Accumulated Other Comprehensive Income	1,165,425	585,301
Deficit	(11,485,251)	(11,485,251)
Deficit accumulated in the development stage	(38,513,393)	(35,937,596)

	(727,912)	(2,013,854)

	$ 25,121,872	$ 21,489,962

CRAiLAR Technologies Inc.

Consolidated Statements of Operations and Comprehensive Loss
(In US Dollars)
(Unaudited)
	Period ended March 29, 2014	Period ended March 30, 2013

Revenues	$ 435,450	$ -

Cost of sales
Materials and direct product production costs	359,647	-
Production facility overhead costs	98,235	-
Facility commissioning costs	251,825	-
Depreciation	103,851	-

	813,558

Gross loss	(378,108)	-

Expenses
Marketing and promotion	82,670	199,359
Amortization and depreciation	24,140	51,937
General and administrative	1,235,197	2,288,781

	1,342,007	2,540,077

Loss before other items	(1,720,115)	(2,540,077)

Other income (expenses)
Accretion expense	(262,452)
Research and development	(52,597)	(56,270)
Interest	(540,633)	(311,525)
Impairment loss on inventory	-	(396,377)
Fair value adjustment derivative liabilities	-	73,979

	(855,682)	(690,193)

Net loss	$(2,575,797)	$ (3,230,270)

Other comprehensive income
Exchange differences on translating to presentation currency	580,124	197,980

Comprehensive loss	$(1,995,673)	$ (3,032,290)

Loss from continuing operations per share (basic and diluted)	$ (0.05)	$(0.08)

Weighted average number of common shares outstanding	48,188,001	43,029,135

CRAiLAR Technologies Inc.

(A Development Stage Company)
Consolidated Statements of Cash Flows
(In US Dollars)

(Unaudited)	Period ended March 29, 2014	Period ended March 30, 2013

Cash flows used in operating activities
Net loss from continuing operations	$ (2,575,797)	$ (3,230,270)
Adjustments to reconcile net loss to net cash from operating activities
Accretion expense	262,452	-
Amortization and depreciation	127,991	293,691
Amortization of deferred debt issuance costs	106,306	85,531
Fair value adjustment of derivative liability	-	(73,979)
Rent	(8,214)	36,519
Stock-based compensation	70,629	555,273
Write down of inventory	-	396,377
Changes in working capital assets and liabilities
(Increase) decrease in accounts receivable	(598,882)	18,572
Decrease (increase) in inventory	32,268	(106,151)
(Increase) in prepaid expenses	(207,774)	(111,609)
Increase in accounts payable	233,303	253,839
Increase (decrease) in accrued liabilities	343,792	(772,149)
Increase in loan payable	6,261	-

Net cash used in operating activities of continuing operations	(2,207,665)	(2,654,356)

Cash flows used in investing activities
Acquisition of property and equipment	(553,642)	(1,895,353)
Acquisition of intangible assets	(20,637)	(2,131)

Net cash flows used in investing activities	(574,279)	(1,897,484)

Cash flows used in financing activities
Issuance of capital stock and warrants	-	192,873
Net proceeds from loans	2,136,338	-
Proceeds from private placement	3,079,242	-
Proceeds from convertible debenture	-	4,713,238
Deferred issuance costs for convertible debenture	(11,140)	(481,962)

Net cash flows from financing activities	5,204,440	4,424,149

Effect of exchange rate changes on cash and cash equivalents	251,357	197,980

Increase (decrease) in cash and cash equivalents	2,673,853	70,289
Cash and cash equivalents, beginning	1,193,365	2,877,210

Cash and cash equivalents, ending	$ 3,867,218	$ 2,947,499

SUPPLEMENTAL CASH FLOW INFORMATION
AND NON-CASH FINANCING AND INVESTING ACTIVITIES:
Cash paid for interest	$ 6,261	$ 277,397
Capital stock issued as share issue costs	$ 131,744	$ -

Investor Relations Contact:
Genesis Select Corp:
Matthew Selinger, Principal
303-415-0200
mselinger@genesisselect.com
Budd Zuckerman, President
bzuckerman@genesisselect.com

CRAiLAR Technologies:
Ted Sanders, CFO
503-387-3941
ir@crailar.com

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